Exhibit 99.1

BrainStorm Strengthens Executive Team: Announces the Appointment of Yoram Bibring as Chief Financial Officer

Hackensack, NJ and Petach Tikvah, Israel -- August 3, 2015 – BrainStorm Cell Therapeutics Inc. (Nasdaq: BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, announced today that it has appointed Yoram Bibring as Chief Financial Officer, effective July 30, 2015. Mr. Bibring will be responsible for all corporate finance and accounting activities for BrainStorm, and will replace Ms. Alla Patlis, the Company's current interim CFO, who will resume her duties as Controller of the Company.

“We are delighted to have Yoram join the BrainStorm team,” said Tony Fiorino, MD, PhD, BrainStorm's Chief Executive Officer. “He brings a strong skill set and experience to a company at our stage, with 25 years of leadership in the healthcare and technology industries and a track record of creating shareholder value. We expect him to make an immediate and substantive contribution to BrainStorm.”

“I look forward to being part of a team that shares the vision of developing novel treatments for neurodegenerative diseases such as ALS,” said Mr. Bibring, BrainStorm’s newly appointed Chief Financial Officer. “I am very pleased to join Brainstorm at this exciting time of execution and growth.”

Mr. Bibring joins BrainStorm from Sapiens North America, a leading global provider of software solutions for the insurance industry, where he served as the Chief Financial Officer. Prior to Sapiens, he served as the Chief Financial Officer for Silenseed, a clinical stage biopharmaceutical company based in Israel, developing proprietary RNA interference (RNAi) drugs and delivery systems in the oncology space. Before that, he was the Chief Financial Officer for Healthcare Corporation of America, a formerly publicly traded pharmacy-benefit manager. Prior to that, he spent 11 years as the Chief Financial Officer for Fundtech, a leading provider of end-to-end financial transaction processing software solutions for financial institutions. In December 2011, Fundtech was sold to GTCR, a private equity firm in a successful all cash deal for approximately $400 million. Mr. Bibring also held CFO positions at several other Israeli high-tech companies. Mr. Bibring holds a Bachelor of Science in Accounting and Economics from Tel Aviv University, and is a Certified Public Accountant.

Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

In connection with Mr. Bibring’s appointment, BrainStorm entered into an employment arrangement with Mr. Bibring which provided for the grant to Mr. Bibring of an inducement equity award outside BrainStorm’s 2014 Stock Incentive Plan in accordance with NASDAQ Listing Rule 5635(c)(4).

On July 30, 2015, BrainStorm granted Mr. Bibring a non-statutory stock option to purchase 165,000 shares of its common stock. The grant was made pursuant to the NASDAQ inducement grant exception as a component of Mr. Bibring’s employment compensation. The inducement grant was approved by the Governance, Nominating and Compensation Committee of BrainStorm's Board of Directors and was made as an inducement material to Mr. Bibring’s acceptance of employment with BrainStorm in accordance with NASDAQ Listing Rule 5635(c)(4).

The stock option granted to Mr. Bibring has an exercise price of $3.17 per share, equal to the closing price of BrainStorm’s common stock on July 30, 2015. The stock option has a ten year term and vests over four years, with 25% of the original number of shares vesting on July 30, 2016 and an additional 2.0833% of the original number of shares vesting at the end of each successive month thereafter, subject to Mr. Bibring’s continued service with BrainStorm through the applicable vesting dates.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn® technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. NurOwn® has been administered to over 50 patients with ALS in clinical trials conducted in Israel and the United States, and is currently being studied in a randomized, double-blind, placebo-controlled clinical trial in the United States. For more information, visit the company's website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as "may", "should", "would", "could", "will", "expect", "likely", "believe", "plan", "estimate", "predict", "potential", and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm's forward-looking statements. These forward-looking statements are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management's beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.